Exhibit 10.33

Richard Dreiling
CEO & President

March 1, 2006

Mr. David W. D’Arezzo
9797 Wexford Circle
Granite Bay, CA 95746

Dear David:

This letter will confirm an offer of employment to you by Duane Reade Inc. (the “Company.”)

Your initial assignment will be as Senior Vice President, Chief Marketing Officer, reporting directly to Mr. Richard Dreiling, President/CEO. You will be based at our headquarters office located at 440 9th  Avenue, New York, NY. Your initial salary will be $460,000.00 annually ($17,692.31 bi-weekly). Future salary increases will be based on demonstrated job performance in accordance with Company policy and practice.

The Company offers an executive benefit program in which you will be able to participate, subject to the terms of eligibility for the individual benefit plans. Those plans include a 401(k) program, major medical benefits, Company paid life and disability programs and other welfare benefit packages. You will receive four (4) weeks of paid vacation each calendar year subject to restrictions of your job requirements. Please be aware that Company’s vacation policy does not allow carryover from year to year. Therefore, if the four weeks are not taken they are forfeited each year.

As a senior executive of the Company, you will be eligible to participate in the Company’s performance incentive plan at fifty percent (50%) of annual salary as follows:  50% of your annual bonus will be paid upon achievement of the “minimum target”, 100% of your annual bonus will be paid upon achievement of the “target” and 150% of your annual bonus will be paid upon achievement of the “maximum target”. The program targets are set by the compensation committee annually and are typically based on the attainment of company performance towards EBITDA targets and your individual performance towards goals mutually set between you and your immediate manager. Actual incentive payments will be paid yearly, usually at the end of the first quarter of each year, after Board approval. As with other executive benefits programs, eligibility and participation are subject to the specific provisions of the plan.

As an executive, you will be eligible to participate in the employee stock option plan. Subject to the terms and conditions of that plan, you will receive an initial grant of Thirteen Thousand (13,000) shares of Company stock options at a par value price of one hundred dollars ($100.00 per share). Under the current plan provisions, the shares vest at a rate of twenty percent (20%) per year of service with the Company. They will be 100% vested at the end of five (5) years employment. Nothing in this provision shall act as a guarantee of any specific value of the Company stock other than the value described in the stock plan itself.

Executive Offices:   440 9th Avenue, New York, NY 10001
Telephone 212-273-5704       FAX: 917-351-0392

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Except as set forth in the following sentence, in the event the Company terminates your employment other than for “cause,” you will be paid severance equal to one-year salary at your then current salary payable in bi-weekly installments. For purposes of this Agreement “cause” shall mean termination for: (1) a repeated refusal to comply with a lawful directive of the Chief Executive Officer, (2) serious misconduct, dishonesty or disloyalty directly related to the performance of duties for the Company, which results from a willful act or omission and which is materially injurious to the operations, financial condition or business reputation of the Company or any significant subsidiary thereof; (3) being convicted (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding that may have an adverse impact on the Company’s reputation and standing in the community; (4) willful and continued failure to substantially perform your duties under this Agreement; or (5) any other material breach of this Agreement. In the event of termination for cause, you will be entitled to any unpaid salary through the date of termination, plus any earned and accrued unused vacation pay or deferred compensation payments. You will not be entitled to any other compensation from the Company, including, without limitations, severance pay.

You will be reimbursed for all normal business expenses in accordance to Company policy. The Company will provide for relocation assistance. The amount of assistance will be determined by reference to what is usual and customary for the offered position related to relocation (i.e. moving expense, closing costs etc.).  It is committed that you and your family will endeavor to relocate to the New York City metro vicinity within three (3) months of your start date. In addition, the Company will provide temporary living during relocation for a period of three (3) months.

This letter is intended to memorialize the offer of employment provided by the Company and if these terms are acceptable, to create an at-will employment relationship under these terms. Nothing in this letter is intended or shall have the effect of modifying or amending the terms, conditions or requirements of any benefit plan, retirement plan or welfare plan or arrangement offered by the Company. During your employment, you will remain subject to, and be required to abide by, all terms, conditions and requirements of the policies and practices dictated by the Company for executive employees.

We all look forward to you joining our team on or around March 20, 2006. Please do not hesitate to call me if you have any questions.

Sincerely,

Rick Dreiling
President/CEO

Mr. David W. D’Arezzo/Date
CC:	Mr. John Henry—SVP/CFO
Ms. Michelle Bergman—SVP/General Counsel
Mr. Jim Rizzo—VP/Human Resources